UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2012

Commission File No. 333-138916

 Sabine Pass LNG, L.P.
(Exact name of registrant as specified in its charter)

Delaware	20-0466069
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

700 Milam Street, Suite 800 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)
(713) 375-5000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On October 1, 2012, Sabine Pass LNG, L.P. (“SPLNG”), a wholly owned subsidiary of Cheniere Energy Partners, L.P. (the “Partnership”), entered into a purchase agreement (the “Purchase Agreement”) with the initial purchasers named therein relating to the issuance and sale of $420 million aggregate principal amount of SPLNG's 6.5% Senior Secured Notes due 2020 (the “Notes”). The Notes were offered and will be sold to the initial purchasers in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended.
The Purchase Agreement contains customary representations, warranties and agreements by SPLNG and customary conditions to closing and indemnification obligations of SPLNG and the initial purchasers. The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 1.1 hereto and is incorporated by reference herein.
The initial purchasers and certain of their affiliates have provided from time to time, and may provide in the future, certain investment and commercial banking and financial advisory services to SPLNG and the Partnership in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Pursuant to the Purchase Agreement described in Item 1.01 above, SPLNG has agreed to sell to the initial purchasers named therein $420 million aggregate principal amount of the Notes.
 Item 9.01        Financial Statements and Exhibits.
d)    Exhibits

Exhibit No.	Description

1.1*	Purchase Agreement, dated October 1, 2012, by and among Sabine Pass LNG, L.P. and the initial purchasers named therein.
_________________
* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SABINE PASS LNG, L.P.

Date: October 5, 2012	By:	SABINE PASS LNG-GP, LLC,
its general partner

	By:	/s/ Meg A. Gentle
	Name:	Meg A. Gentle
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Purchase Agreement, dated October 1, 2012, by and among Sabine Pass LNG, L.P. and the initial purchasers named therein.
_________________
* Filed herewith.